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Secretary of State                                               Exhibit 3.1
Division of Corporations
Filed 09:00 AM 06/05/1998
981218586 - 0672105

                         CERTIFICATE OF AMENDMENT OF THE
                         CERTIFICATE OF INCORPORATION OF
                        HORACE MANN EDUCATORS CORPORATION

HORACE MANN EDUCATORS CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

First, that at a meeting of the Board of Directors of the Corporation held on 18 February 1998, a resolution was adopted setting forth the proposed Amendment to the Certificate of Incorporation of said Corporation, declaring said Amendment to be advisable and calling for submission for consideration of the Amendment to the Stockholders of said Corporation. The resolution setting forth the proposed Amendment is as follows:

RESOLVED the agenda for the Annual Meeting of the Stockholders shall include the approval of an amendment to the Company's Certificate of Incorporation provision which required the retirement of any Director who is 72 or more years of age following the completion of his or her then current term in office. The Amendment would permit Ralph S. Saul to be eligible for re-election to the Board at the 1998 Annual Meeting and at the 1999 Annual Meeting.

Second, that the proposed amendment to the Certificate of Incorporation was submitted for consideration to the Stockholders at their Annual Meeting held on 22 May 1998 and the Stockholders did approve said amendment by amending ARTICLE FOURTEENTH.

"FOURTEENTH. Any Director who is 72 or more years of age shall retire following completion of his or her then current term in office; however, Ralph S. Saul will be eligible for re-election to the Board of Directors for the 1998 Annual Meeting and the 1999 Annual Meeting, provided he will not be eligible for re-election at the 2000 Annual Meeting of Shareholders."

Third, that the aforesaid Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said HORACE MANN EDUCATORS CORPORATION has caused this Certificate of Amendment of the Certificate of Incorporation to be signed by Paul J. Kardos, its Chairman of the Board, President, and Chief Executive Officer and attested by Ann M. Caparros, its Corporate Secretary, this 03 day of June 1998.

                             HORACE MANN EDUCATORS CORPORATION


                         By:   /s/ Paul J. Kardos
                            -------------------------------------------------
                            Paul J. Kardos, Chairman of the Board, President
                             and Chief Executive Officer

ATTEST:


By:  /s/ Ann M. Caparros
   ---------------------------------------
    Ann M. Caparros, Corporate Secretary